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                                             PRUDENTIAL MUTUAL FUNDS (LOGO)

PRUDENTIAL STRUCTURED MATURITY FUND

May 18, 1994

RE: Supplemental Proxy Material

Dear Shareholder:

  The attached Exhibit B should be substituted for Exhibit B contained in the Fund's Proxy Statement dated April 18, 1994. Due to an error in transcription, the original Exhibit B of the Fund's Proxy Statement was not complete. We are sorry for any inconvenience that this may have caused you.

Sincerely,

/s/ Lawrence C. McQuade

Lawrence C. McQuade

President

Prudential Structured Maturity Fund, One Seaport Plaza, New York, NY 10292

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                                                               May 18, 1994

ERRATA SHEET

  The following amended information should be substituted for Exhibit B of Prudential Structured Maturity Fund's Proxy Statement dated April 18, 1994:


                 FORM OF AMENDMENT TO ARTICLES OF INCORPORATION

  Article V, Section 1(a) of the Fund's Articles of Incorporation is proposed to be amended and restated as follows:

                                   ARTICLE V

                                  Common Stock

  Section 1. (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 500,000,000 shares of the par value of $.01 per share and of the aggregate par value of $5,000,000 to be divided initially into two series, the Income Portfolio and the Municipal Income Portfolio, with each such Series authorized to issue 250,000,000 of such shares having an aggregate par value of $2,500,000, and each such Series to be further divided into three classes, consisting as to each such Series of 83,333,333 1/3 shares of Class A Common Stock, 83,333,333 1/3 shares of Class B Common Stock and 83,333,333 1/3 shares of Class C Common Stock. The Board of Directors of the Corporation shall have the power and authority to classify or reclassify any unissued shares from time to time into one or more additional Series or classes by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such unissued shares. The Board of Directors shall have the power and authority to increase or decrease the aggregate number of shares of any Series or class that the Corporation has authority to issue.

    (i) Each share of Class A, Class B and Class C Common Stock of a Series shall represent the same interest in the Series and have identical voting, dividend, liquidation and other rights except that (A) Expenses related to the distribution of each class of shares shall be borne solely by such class; (B) The bearing of such expenses solely by shares of each class shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and

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  liquidation rights of the shares of such class; (C) The Class A Common
  Stock shall be subject to a front-end sales load and a Rule 12b-1 distribution fee as determined by the Board of Directors from time to time; (D) The Class B Common Stock shall be subject to a contingent deferred sales charge and a Rule 12b-1 distribution fee as determined by the Board of Directors from time to time; and (E) The Class C Common Stock shall be subject to a contingent deferred sales charge and a Rule 12b-1 distribution fee as determined by the Board of Directors from time to time. All shares of each particular class shall represent an equal proportionate interest in that class, and each share of any particular class shall be equal to each other share of that class.

    (ii) Each share of the Class B Common Stock of a Series shall be converted automatically, and without any action or choice on the part of the holder thereof, into shares (including fractions thereof) of the Class A Common Stock of the same Series (computed in the manner hereinafter described), at the applicable net asset value of each Class, at the time of the calculation of the net asset value of such Class B Common Stock at such times, which may vary between shares originally issued for cash and shares acquired through the automatic reinvestment of dividends and distributions with respect to Class B Common Stock (each "Conversion Date") determined by the Board of Directors in accordance with applicable laws, rules, regulations and interpretations of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. and pursuant to such procedures as may be established from time to time by the Board of Directors and disclosed in the then current prospectus for such Class A and Class B Common Stock.

    (iii) The number of shares of the Class A Common Stock of a Series into which a share of the Class B Common Stock is converted pursuant to Section 1(a)(ii) hereof shall equal the number (including for this purpose fractions of a share) obtained by dividing the net asset value per share of the Class B Common Stock for purposes of sales and redemptions thereof at the time of the calculation of the net asset value on the Conversion Date by the net asset value per share of the Class A Common Stock for purposes of sales and redemptions thereof at the time of the calculation of the net asset value on the Conversion Date.

    (iv) On the Conversion Date, the shares of the Class B Common Stock of a Series converted into shares of the Class A Common Stock will cease to accrue dividends and will no longer be outstanding and the rights of the holders thereof will cease (except the right to receive declared but unpaid dividends to the Conversion Date).

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    (v) The Board of Directors shall have full power and authority to adopt such other terms and conditions concerning the conversion of shares of the Class B Common Stock to shares of the Class A Common Stock as they deem appropriate; provided such terms and conditions are not inconsistent with the terms contained in this Section 1(a) and subject to any restrictions or requirements under the Investment Company Act of 1940 and the rules, regulations and interpretations thereof promulgated or issued by the Securities and Exchange Commission, any conditions or limitations contained in an order issued by the Securities and Exchange Commission applicable to the Corporation, or any restrictions or requirements under the Internal Revenue Code of 1986, as amended, and the rules, regulations and interpretations promulgated or issued thereunder.

    (vi) To the extent appropriate under the circumstances, taking into account prevailing practices in the investment company industry, references to "Class" in subsection (b) of this Section (1) shall be deemed to be references to "Series" as used in this subsection (a).

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